EXHIBIT 99.1

[LOGO]

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Signova (media)
Lizanne Wentz	Linda Dyson (973) 761-4987
Corporate Communications	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION ANNOUNCES POSITIVE TOP-LINE RESULTS IN

2nd PHASE 3 STUDY OF ALVIMOPAN IN POSTOPERATIVE ILEUS

-Primary endpoint statistically significant in 6 mg and 12 mg doses-

-Conference call and webcast at 8:45 a.m. EDT on September 23, 2003-

EXTON, PA, SEPTEMBER 23, 2003 — Adolor Corporation (Nasdaq: ADLR) announced today top-line results of its second Phase 3 clinical study (14CL313) of Entereg™ (alvimopan) in the management of postoperative ileus (POI). A statistically significant difference was achieved in the primary endpoint of the study, time to recovery of gastrointestinal function, in the Entereg™ (alvimopan) 6 mg and 12 mg treatment groups when each is compared to the placebo group.

“We are very excited to report today’s positive results in both the 6 mg and 12 mg treatment groups, and believe they support our goal of submitting a New Drug Application for Entereg™ (alvimopan) to the U.S. Food and Drug Administration late in the first half of 2004,” stated Bruce A. Peacock, president and chief executive officer of Adolor. “Successful completion of Study 313 is an important accomplishment in our clinical development program evaluating Entereg™ (alvimopan) in the management of postoperative ileus and builds on the top-line results from Study 302 announced in April of this year. We are now focused on completing Study 308 as our next important milestone. We believe our four phase 3 clinical studies represent a very substantial clinical development program which, when complete, will have enrolled approximately 2,000 patients.”

In the primary endpoint of Study 313, time to recovery of gastrointestinal function, a statistically significant difference was achieved in both the Entereg™ (alvimopan) 6 mg and 12 mg treatment groups, each as compared to the placebo group (Cox proportional hazard model; for 6 mg group, hazard ratio = 1.28; P<0.05; for 12 mg group, hazard ratio = 1.54; P< 0.01). Mean times of recovery were 120 hours, 105 hours, and 98 hours for the placebo, 6 mg, and 12 mg groups, respectively. This equates to mean times to recovery of gastrointestinal function that are approximately 15 hours and 22 hours sooner for the alvimopan 6 mg and 12 mg treatment groups, respectively, each as compared with placebo.

A difference in favor of Entereg™ (alvimopan) was observed for all of the secondary endpoints in both the 6 mg and 12 mg treatment groups, including a difference in time to hospital discharge order written in the 6 mg treatment group (Cox proportional hazard model; hazard ratio = 1.25) and a statistically significant difference in the 12 mg treatment group (Cox proportional hazard model; hazard ratio = 1.42). Mean times to hospital discharge order written were approximately 13 hours and 20 hours sooner for the 6 mg and 12 mg treatment groups, respectively, each as compared to placebo.

Entereg™ (alvimopan) was generally well tolerated in this study. The most frequently observed adverse events in both the 6 mg and 12 mg treatment groups and the placebo groups were nausea, vomiting, and hypotension.

“Postoperative ileus (POI) is a significant problem in many patients undergoing abdominal surgery, delaying recovery of their bowel function, prolonging their hospitalization, and potentially leading to other complications,” said Conor P. Delaney, M.D., M.Ch., Ph.D., F.R.C.S.I. (Gen), Cleveland Clinic Foundation, and a principal investigator on the study. “At the current time, it is impossible to predict who will develop POI, and there are no approved drug treatments available. The positive results of this Phase III study of alvimopan, in patients undergoing colectomy or radical hysterectomy, are very encouraging. When compared to placebo, patients in the alvimopan treatment groups had an earlier recovery of bowel function and hospital discharge order written, which in my opinion suggests a clinically meaningful difference in recovery.”

About Study 313 and the Entereg™ (alvimopan) Clinical Development Program

The clinical development program for the study of Entereg™ (alvimopan) in postoperative ileus includes four phase 3 clinical studies. Three of these studies (14CL302, 14CL313, and 14CL308) are double-blind, placebo controlled, multi-center studies each designed to enroll patients scheduled to undergo certain types of major abdominal surgery and receiving opioids for pain relief. Under these protocols, patients are randomized into three arms to receive placebo, 6 mg, or 12 mg doses of Entereg™ (alvimopan) at least two hours prior to surgery, and then twice a day beginning on the first postoperative day until hospital discharge or for a maximum of seven days. The primary endpoint in these three studies is a composite measure of the time to recovery of both the upper and lower gastrointestinal functions, whichever occurred last, as defined by time to tolerability of solid foods and time to first flatus or first bowel movement.

Top-line results from the first study, 14CL302, were announced in April 2003. Study 14CL302 enrolled 451 patients who were scheduled to undergo large bowel resections, simple or radical hysterectomies. A statistically significant difference was achieved in the primary endpoint of Study 14CL302, time to recovery of gastrointestinal function, in the Entereg™ (alvimopan) 6 mg treatment group compared to the placebo group. A positive trend was observed in the primary endpoint of the study for the Entereg™

(alvimopan) 12 mg treatment group; however, the difference from placebo was not statistically significant. The most frequently observed adverse events in both the placebo and treatment groups were nausea, vomiting, and hypotension.

The second study 14CL313, the subject of today’s announcement, enrolled 510 patients who were scheduled to undergo small bowel resections, large bowel resections or radical hysterectomies.

Enrollment is continuing in the third study, 14CL308, for which we are targeting completion of enrollment early in the fourth quarter of 2003. Study 14CL308 includes patients scheduled to undergo small bowel resections, large bowel resections, and simple or radical hysterectomies.

The fourth POI clinical study, 14CL306, was designed as a safety study and is a double-blind, placebo-controlled multi-center study which enrolled patients scheduled to undergo total abdominal simple hysterectomy and receiving opioids for pain relief. Under this protocol, patients were randomized to receive either Entereg™ (alvimopan) 12 mg (approximately 400 patients) or placebo (approximately 100 patients), at least two hours prior to surgery, and then twice a day beginning on the first postoperative day on an inpatient or outpatient basis for seven days.

Conference Call and Webcast Information

Adolor will be hosting a conference call and webcast at 8:45 a.m. Eastern Daylight Time to discuss these results. To participate in the audio portion and have the opportunity to pose questions, dial 1-800-901-5213 for domestic callers, and 1-617-786-2962 for international callers, and provide the Passcode 60752321. Slides accompanying the call, as well as a webcast of the audio portion of the call, will be available on the Investor Relations section of the Company’s website, www.adolor.com.

A replay of the conference call will be available beginning at 10:45 a.m. Eastern Daylight Time on September 23, 2003. To listen to a replay of the conference call, dial 1-888-286-8010 (domestic callers) or 1-617-801-6888 (international callers) with a Passcode of 44957383 or listen via the website. The replay will be available for one week.

About Postoperative Ileus

Many patients undergoing open abdominal surgery experience temporary bowel impairment of variable duration. This phenomenon, known as postoperative ileus or POI, may be exacerbated and prolonged by multiple factors including the use of opioid analgesics for pain relief. POI is characterized by pain, abdominal distention or bloating, nausea and vomiting, accumulation of gas and fluids in the bowel, and delays in the passage of flatus or stool. There has been little advance in the treatment of POI since the introduction of nasogastric decompression, which has limited effectiveness and is uncomfortable for patients. There are no FDA-approved drugs for the management of POI currently available. There is a need for improved treatments because postoperative ileus can have a negative impact on patient recovery and health care costs.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of prescription pain management products. Entereg™ (alvimopan), Adolor’s lead product candidate, is being developed to manage postoperative ileus, the gastrointestinal side effect which can affect millions of patients following many types of surgery. Entereg™ (alvimopan) is also being developed to manage the bowel dysfunction which can negatively impact the quality of life for millions of patients using opioid analgesic products such as morphine for treating pain. Adolor is collaborating with GlaxoSmithKline for the development and commercialization of Entereg™ (alvimopan). Adolor’s next product candidate is a sterile lidocaine patch in clinical development for treating postoperative incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers, and the medical community.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that the results of Studies 14CL313 and 14CL302 have not been submitted to or reviewed by the FDA or any other regulatory agency; the risk that the results from Studies 14CL313 and 14CL302 do not support our goal of submission of a New Drug Application (NDA); the risk that the FDA may not agree with our analyses of Studies 14CL313 and 14CL302; the risk that the FDA may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant or clinically meaningful or there are human errors in the conduct of the studies or otherwise; the risk that our additional Phase III studies in our postoperative ileus program are not positive or do not confirm the results of Studies 14CL313 and 14CL302; the risk that accrual to Study 14CL308 is not completed early in the fourth quarter of 2003; the risk that a NDA for Entereg™ (alvimopan) is not submitted in the first half of 2004; the risk that the FDA will not accept the NDA, if submitted, for filing; the risk that Adolor may not obtain FDA approval for Entereg™ (alvimopan), whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, or otherwise; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline, in connection with the development and commercialization of Adolor’s product candidates; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and other risk factors detailed from time to time in reports filed by Adolor with the Securities and Exchange Commission.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s filings with the SEC, including but not limited to Adolor’s Reports on Form 10-Q for the quarters ending June 30, 2003 filed August 7, 2003 and March 31, 2003 filed May 14, 2003; Adolor’s Report on Form 10-K for the year ended December 31, 2002 filed March 18, 2003; Adolor’s Registration Statement on Form S-3 filed September 19, 2003 (File No. 333-107998). We urge you to carefully review and consider the disclosures found in these filing which are available in the SEC EDGAR database at www.sec.gov and from Adolor at www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.